Exhibit 99.1

FOR IMMEDIATE RELEASE

Middlesex Water Company Announces

6.3% Common Dividend Increase

ISELIN, N.J., October 21, 2020 – Middlesex Water Company (NASDAQ:MSEX) announced today that its Board of Directors has declared a cash dividend of $0.2725 per share on its common stock, an increase of 6.3% from the $0.25625 per share dividend declared in July of 2020.  This increase raises the annual dividend rate to $1.09 from $1.02 per share of common stock. The dividend is payable December 1, 2020 to shareholders of record as of November 13, 2020. Middlesex Water Company has paid cash dividends in varying amounts continually since 1912 and has increased its annual dividend for 48 consecutive years.

“We are pleased that despite the operational challenges posed by the ongoing pandemic, the prudent management of our operations by an extraordinary group of people has enabled us to increase the dividend,” said Chairman, President and Chief Executive Officer Dennis W. Doll.

Middlesex Water Company is an investor-owned water and wastewater utility, serving customers primarily in central and southern New Jersey and Delaware.  Learn more about Middlesex’s Direct Share Purchase and Sale and Dividend Reinvestment Plan.

ABOUT MIDDLESEX WATER COMPANY

Established in 1897, Middlesex Water Company serves as a trusted provider offering life-sustaining high quality water service for residential, commercial, industrial and fire protection purposes. The Company offers a full range of water, wastewater utility and related services. An investor-owned public utility, Middlesex Water is a professional services provider specializing in municipal and industrial contract operations and water and wastewater system technical operations and maintenance. The company and its subsidiaries form the Middlesex Water family of companies, which collectively serve a population of nearly half a million people in New Jersey and Delaware.  Named a 2020 Top Workplace in New Jersey, Middlesex is focused on meeting the needs of our employees, customers, and shareholders.  We invest in our people, our infrastructure and the communities we serve to support reliable and resilient utility services, economic growth and quality of life.  To learn more about Middlesex Water, visit https://www.middlesexwater.com Please follow us on Facebook, Twitter and LinkedIn.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

(732) 638-7549

www.middlesexwater.com